Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	August 1, 2018

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS SECOND QUARTER 2018 RESULTS
Second Quarter 2018 Highlights

•	Quarterly revenue of $146.5 million

•	Quarterly net earnings of $9.2 million, or $0.48 per share

•	Quarterly adjusted EBITDA of $37.5 million, or 25.6% of revenue

•	Lease fleet of 13,341 railcars as of June 30, 2018 vs. 12,414 railcars as of June 30, 2017, with 19 railcars added during the second quarter

•	Current liquidity of $303.8 million, including $200.0 million available under revolving credit facility
St. Charles, MO, August 1, 2018 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2018 financial results. John O'Bryan, President and CEO of ARI, commented, "The North American railcar market has shown signs of recovery, including carload growth driven by a wide array of commodity types and a decline in railcars in storage over the first half of 2018. Our inquiry activity has remained strong during the second quarter of 2018, and the industry reported quarterly orders of over 23,000 railcars, its highest point since the fourth quarter of 2014.
"However, an oversupply remains in the marketplace of most railcar types, including covered hoppers and tanks, which continues to drive a competitive pricing environment. We continue to align our production with market conditions and industry demand to meet customers' short term and long term needs. We are committed to our vision of aligning people, processes and tools to deliver world class results in safety, quality and service. We remain disciplined in investing in railcars for lease by strategically partnering with our customers. With ARI's diversified lease fleet of over 13,300 railcars and our railcar services network, we are well-positioned to identify and deliver solutions for the railcar industry.”
Second Quarter Revenue Summary
Total consolidated revenues were $146.5 million for the second quarter of 2018, an increase of 34% when compared to $109.0 million for the same period in 2017. This increase was primarily driven by increased revenues in the manufacturing segment and slight increases in the railcar leasing and railcar services segments.
Manufacturing revenues were $89.4 million for the second quarter of 2018, an increase of 62% compared to $55.1 million in the second quarter of 2017. This increase was primarily driven by increased railcar shipments for direct sale for both hopper and tank railcars, partially offset by lower selling prices due to the mix of types of hopper and tank railcars shipped during the second quarter of 2018 compared to the second quarter of 2017 and more competitive pricing across the North American railcar market.
During the second quarter of 2018, ARI shipped 914 railcars for direct sale and 19 railcars for lease compared to 531 railcars for direct sale and 545 railcars for lease during the same period in 2017. Railcars built for the lease fleet represented 2% of ARI’s railcar shipments during the second quarter of 2018 compared to 51% for the same period in 2017. Due to the prevalence of lower lease rates in today's North American railcar market, the Company continues to maintain a disciplined approach to investing in its lease fleet. This approach, coupled with lower demand and the timing of customers placing orders for railcars for direct sale, led to a lower rate of shipments of railcars for lease during the second quarter of 2018 compared to the same period of 2017. Because revenues and earnings related to leased railcars are recognized over the life of the lease based on the terms of the contract, the Company's quarterly and annual results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.

Manufacturing revenues for the second quarter of 2018, on a consolidated basis, exclude $1.9 million of revenues related to railcars built for the Company's lease fleet compared to $54.6 million for the same period in 2017. This decrease in revenues related to railcars built for our lease fleet was due to lower quantities of both tank and hopper railcars shipped for lease, as discussed above. These revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales.
Railcar leasing revenues were $34.8 million for the second quarter of 2018, an increase of 3% compared to $33.7 million for the same period of 2017. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a decline in weighted average lease rates for new railcars for lease, leased railcars being reassigned to other customers, and lease renewals compared to the same period in 2017. ARI had 13,341 railcars in its lease fleet as of June 30, 2018 compared to 12,414 railcars as of June 30, 2017.
Railcar services revenues were $22.3 million for the second quarter of 2018, an increase of 10% compared to $20.2 million for the same period in 2017. This increase was primarily due to revenue generated from retrofit projects, partially offset by lower demand for traditional repair services.
Consolidated earnings from operations were $17.4 million for the second quarter of 2018, a decrease of 22% from $22.2 million for the same period in 2017. Consolidated operating margins decreased to 11.8% for the second quarter of 2018 compared to 20.3% for the same period in 2017. These decreases were primarily driven by slightly lower earnings from operations in each of the operating segments and a $3.6 million impairment loss recorded on certain of the Company's leased railcars.
Manufacturing earnings from operations on a consolidated basis were $2.2 million for the second quarter of 2018 compared to $2.5 million for the same period in 2017. The decrease in these earnings was primarily due to more competitive pricing and higher costs associated with lower production volumes, both partially offset by an increase in railcar shipments for direct sale. Profit on railcars built for the Company’s lease fleet was $0.1 million and $4.8 million for the second quarter of 2018 and 2017, respectively, and is excluded from consolidated manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Profit on railcars built for the Company’s lease fleet decreased due to fewer railcars built for the Company's lease fleet during the second quarter of 2018.
Railcar leasing earnings from operations on a consolidated basis were $17.1 million for the second quarter of 2018 compared to $21.6 million for the same period in 2017. This decrease was primarily due to a $3.6 million impairment loss recorded on certain of the Company's leased railcars, as well as increased maintenance costs and lower lease rates on certain renewals and reassignments. Without the impact of this impairment loss, railcar leasing earnings from operations on a consolidated basis would have been $20.7 million.
Railcar services earnings from operations on a consolidated basis were $2.6 million for the second quarter of 2018 compared to $3.0 million for the same period in 2017. This decrease was primarily due to an unfavorable mix of work and costs incurred as we ramp up retrofit projects.
Selling, general and administrative expenses were $9.7 million for the second quarter of 2018 compared to $9.0 million for the same period in 2017. These increases were primarily due to increased compensation costs relating to additional personnel hired to increase our sales and marketing team and other supporting groups in connection with transitioning our lease fleet management in-house and higher share-based compensation expense, driven by fluctuations in our stock price, partially offset by decreased legal expenses.
Net earnings for the second quarter of 2018 were $9.2 million, or $0.48 per share, compared to $10.9 million, or $0.57 per share, in the same period in 2017. This decrease was driven largely by an impairment loss recorded on certain of the Company's leased railcars, which had a negative impact of $0.13 per share, and a decrease in earnings from operations, as discussed above, partially offset by lower income tax expense as a result of the Tax Cuts and Jobs Act, which was enacted in December 2017 and decreased the federal income tax rate from 35% to 21%.
EBITDA, adjusted to exclude share-based compensation expense, other income related to short-term investment activity, and the impact of impairment losses recorded on certain of the Company's leased railcars (Adjusted EBITDA), was $37.5 million for the second quarter of 2018 compared to $37.0 million for the same period in 2017. The increase was primarily the result of an increase of railcar shipments for direct sale partially offset by lower earnings from operations. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results

Consolidated revenues for the first six months of 2018 were $262.8 million compared to $223.7 million for the comparable period in 2017. The Company shipped 1,530 direct sale railcars and 214 railcars built for the Company's lease fleet during the first six months of 2018 compared to 1,080 direct sale railcars and 1,147 railcars built for the lease fleet during the same period in 2017. Railcars built for the lease fleet represented 12% of ARI's railcar shipments in the first six months of 2018 compared to 52% for the same period in 2017.
Consolidated earnings from operations for the first six months of 2018 were $38.4 million, a decrease of 13% from $44.1 million for the comparable period in 2017. Consolidated earnings from operations for the first six months of 2018 and 2017 excluded $1.5 million and $10.9 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. The decrease in consolidated earnings from operations was primarily driven by slightly lower earnings from operations in each of the Company's operating segments, including the $3.6 million impact of an impairment loss to the leasing segment, representing an impairment loss recorded on certain of the Company's leased railcars, and increased selling, general, and administrative expenses.
Operating margins were 14.6% for the first six months of 2018 compared to 19.7% for the same period of 2017. This decrease was primarily due to more competitive pricing for hopper and tank railcars, increased costs as a result of operating at lower production levels, and the $3.6 million impact of an impairment loss recorded on certain of the Company's leased railcars.
Net earnings for the first six months of 2018 were $22.2 million, or $1.16 per share compared to $21.5 million, or $1.12 per share, for the comparable period in 2017. This increase was primarily driven by lower income tax expense as a result of the Tax Cuts and Jobs Act, which was enacted in December 2017 and decreased the federal income tax rate from 35% to 21%, partially offset by lower earnings from operations and the impact of an impairment loss recorded on certain of the Company's leased railcars, which reduced earnings per share by $0.13.

Adjusted EBITDA was $74.4 million for the first six months of 2018, an increase of $1.2 million from $73.1 million for the comparable period in 2017. The increase was primarily the result of increased railcar shipments for direct sale partially offset by lower earnings from operations. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first six months of 2018 of $51.4 million. As of June 30, 2018, ARI had working capital of $182.1 million, including $103.8 million of cash and cash equivalents.
As of June 30, 2018, the Company had $533.0 million of debt outstanding, net of unamortized debt issuance costs of $4.5 million. The Company had borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $15.3 million during the first six months of 2018. On July 27, 2018, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of September 7, 2018 that will be paid on September 21, 2018.
The Company has not repurchased any shares of its common stock thus far in 2018 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further stock repurchases.
Backlog
ARI's backlog as of June 30, 2018 was 3,387 railcars with an estimated market value of $335.8 million. Of the total backlog, we currently expect 1,041 railcars, or 30.7%, having an estimated market value of $121.9 million, will be placed into the Company's lease fleet.
Conference Call and Webcast
ARI will host a webcast and conference call on Wednesday, August 1, 2018 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2018 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI

ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our vision, strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our capital expenditure plans and their anticipated benefits, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our ability to meet our vision, strategic objectives and long-term strategies; our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the risks associated with ongoing compliance with transportation, environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any warranty claims or impairment losses we may be subject to now or in the future; our ability to recruit, retain and train qualified personnel; risks relating to our compliance with the FRA directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (the Revised Directive) and the settlement agreement related thereto, any developments related to the Revised Directive and the settlement agreement related thereto and any costs or loss of revenue related thereto; the impact of policies and priorities of certain governments or other issues that may cause trade and market conditions that result in fluctuations in the supply and costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components and their impact on demand and margin; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; our ability to manage overhead and variations in production rates; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in commodity prices, including oil and gas; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; uncertainties regarding the Tax Cuts and Jobs Act of 2017 or other changes in our tax provisions or positions; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the impact, costs and expenses of any litigation we may be subject to now or in the future; risks relating to the transition of the management of our railcar leasing business from ARL to in-house management following completion of the sale of ARL; risks related to the loss of executive officers; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103,765	$100,244
Restricted cash	16,606	16,640
Accounts receivable, net	38,249	43,804
Accounts receivable, due from related parties	370	778
Income taxes receivable	18,151	19,115
Inventories, net	77,972	54,147
Prepaid expenses and other current assets	6,283	6,464
Total current assets	261,396	241,192
Property, plant and equipment, net	155,487	162,535
Railcars on lease, net	1,034,331	1,036,414
Income tax receivable
Goodwill	7,169	7,169
Investments in and loans to joint ventures	21,454	22,571
Other assets	970	3,545
Total assets	$1,480,807	$1,473,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,536	$21,275
Accounts payable, due to related parties	—	41
Accrued expenses, including loss contingency of $6,407 and $6,548 at June 30, 2018 and December 31, 2017, respectively	14,738	12,787
Accrued compensation	11,617	12,874
Short-term debt, including current portion of long-term debt	25,388	25,590
Total current liabilities	79,279	72,567
Long-term debt, net of unamortized debt issuance costs of $4,539 and $4,647 at June 30, 2018 and December 31, 2017, respectively	507,574	520,024
Deferred tax liability	201,682	194,084
Pension and post-retirement liabilities	7,811	8,099
Other liabilities, including loss contingency of $2,237 and $2,283 at June 30, 2018 and December 31, 2017, respectively	14,164	15,118
Total liabilities	810,510	809,892
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of both June 30, 2018 and December 31, 2017	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	522,037	514,453
Accumulated other comprehensive loss	(5,531)	(4,710)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	670,297	663,534
Total liabilities and stockholders’ equity	$1,480,807	$1,473,426

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Manufacturing (including revenues from affiliates of zero for both the three and six months ended June 30, 2018 and $137 for both of the same periods in 2017)	$89,440	$55,087	$153,581	$115,813
Railcar leasing (including revenues from affiliates of $404 and $816 for the three and six months ended June 30, 2018, respectively, and $223 and $447 for the same periods in 2017)	34,804	33,717	68,925	67,552
Railcar services (including revenues from affiliates of $15 and $17 for the three and six months ended June 30, 2018, respectively, and $4,425 and $10,572 for the same periods in 2017)	22,284	20,216	40,260	40,336
Total revenues	146,528	109,020	262,766	223,701
Cost of revenues:
Manufacturing	(84,207)	(51,121)	(142,390)	(105,680)
Other operating (loss) income	57	1,033	44	1,064
Railcar leasing	(13,387)	(11,617)	(26,380)	(23,676)
Railcar services	(18,429)	(16,146)	(34,005)	(33,536)
Total cost of revenues	(115,966)	(77,851)	(202,731)	(161,828)
Gross profit	30,562	31,169	60,035	61,873
Selling, general and administrative	(9,743)	(9,019)	(18,356)	(17,821)
Net gains on disposition of leased railcars	96	—	277	13
Loss on asset impairment	(3,554)	—	(3,554)	—
Earnings from operations	17,361	22,150	38,402	44,065
Interest income (including income from related parties of $192 and $412 for the three and six months ended June 30, 2018, respectively, and $306 and $642 for the same periods in 2017)	496	368	915	741
Interest expense	(5,296)	(5,488)	(10,636)	(11,019)
Other income	1	1,867	1	1,921
Earnings from joint ventures	535	796	1,878	1,346
Earnings before income taxes	13,097	19,693	30,560	37,054
Income tax expense	(3,905)	(8,794)	(8,377)	(15,587)
Net earnings	$9,192	$10,899	$22,183	$21,467
Net earnings per common share—basic and diluted	$0.48	$0.57	$1.16	$1.12
Weighted average common shares outstanding—basic and diluted	19,084	19,084	19,084	19,084
Cash dividends declared per common share	$0.40	$0.40	$0.80	$0.80

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended June 30, 2018
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$89,440	$2,279	$91,719	$2,269
Railcar leasing (1)	34,804	—	34,804	13,991
Railcar services	22,284	2,107	24,391	2,985
Corporate	—	—	—	(4,534)
Eliminations	—	(4,386)	(4,386)	2,650
Total Consolidated	$146,528	$—	$146,528	$17,361

	Three Months Ended June 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$55,087	$55,442	$110,529	$7,299
Railcar leasing	33,717	—	33,717	18,690
Railcar services	20,216	1,883	22,099	3,329
Corporate	—	—	—	(4,953)
Eliminations	—	(57,325)	(57,325)	(2,215)
Total Consolidated	$109,020	$—	$109,020	$22,150

	Six Months Ended June 30, 2018
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$153,581	$23,054	$176,635	$6,677
Railcar leasing (1)	68,925	—	68,925	31,414
Railcar services	40,260	4,211	44,471	4,681
Corporate	—	—	—	(8,312)
Eliminations	—	(27,265)	(27,265)	3,942
Total Consolidated	$262,766	$—	$262,766	$38,402

	Six Months Ended June 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$115,813	$115,546	$231,359	$16,450
Railcar leasing	67,552	—	67,552	37,500
Railcar services	40,336	2,215	42,551	5,045
Corporate	—	—	—	(9,225)
Eliminations	—	(117,761)	(117,761)	(5,705)
Total Consolidated	$223,701	$—	$223,701	$44,065

(1)—
The earnings from operations for the leasing segment include the impact of an impairment loss recognized on certain railcars within the Company's lease fleet. The impact of the impairment loss was $(3.6) million, net of an intercompany elimination of $8.0 million, for both the three and six months ended June 30, 2018 and zero for the same periods in 2017.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2018	2017
Operating activities:
Net earnings	$22,183	$21,467
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	30,573	28,174
Amortization of deferred costs	251	250
Gain on disposal of property, plant, equipment and leased railcars	(267)	(12)
Non-cash impairment on leased railcars	3,554	—
Earnings from joint ventures	(1,878)	(1,346)
Provision for deferred income taxes	7,365	26,720
Changes in operating assets and liabilities:
Accounts receivable, net	9,188	(393)
Accounts receivable, due from related parties	388	2,357
Income taxes receivable	957	(12,248)
Inventories, net	(26,703)	4,264
Prepaid expenses and other current assets	(503)	235
Accounts payable	6,281	(4,983)
Accounts payable, due to related parties	(41)	(3,065)
Accrued expenses and taxes	707	(8,401)
Other	(688)	956
Net cash provided by operating activities	51,367	52,152
Investing activities:
Purchases of property, plant and equipment	(4,542)	(3,422)
Grant Proceeds	—	—
Capital expenditures - leased railcars	(19,269)	(103,765)
Proceeds from the disposal of property, plant, equipment and leased railcars	1,157	73
Proceeds from repayments of loans by joint ventures	2,953	2,953
Net cash used in investing activities	(19,701)	(100,075)
Financing activities:
Repayments of debt	(12,762)	(12,669)
Payment of common stock dividends	(15,267)	(15,267)
Net cash used in financing activities	(28,029)	(27,936)
Effect of exchange rate changes on cash	(150)	69
Net increase (decrease) in cash, cash equivalents, and restricted cash	3,487	(75,790)
Cash, cash equivalents, and restricted cash at beginning of period	116,884	195,285
Cash, cash equivalents, and restricted cash at end of period	$120,371	$119,495

Balance Sheet Reconciliation:
Cash and cash equivalents	$103,765	$102,811
Restricted cash	16,606	16,684
Total cash, cash equivalents and restricted cash as presented above	$120,371	$119,495

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net earnings	$9,192	$10,899	$22,183	$21,467
Income tax expense	3,905	8,794	8,377	15,587
Interest expense	5,296	5,488	10,636	11,019
Interest income	(496)	(368)	(915)	(741)
Depreciation	15,642	14,301	30,573	28,174
EBITDA	$33,539	$39,114	$70,854	$75,506
Expense (income) related to stock appreciation rights compensation	366	(225)	(46)	(472)
Other income on short-term investment activity	$—	(1,867)	$—	(1,921)
Loss on impairment of leased railcars	$3,554	—	3,554	—
Adjusted EBITDA	$37,459	$37,022	$74,362	$73,113

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs), other income related to our short-term investments, and losses from the impairment of long-lived assets. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.